ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-4
$ 230,065,034.95 6.25% Auto Receivables Backed Certificates
For the Year Ended December 31, 2001




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2001   2,453,110     212,331     213,825    6.83%    5,913,956   15.75%
 Feb-2001   2,635,265     199,309      94,728    3.26%    5,391,221   15.44%
 Mar-2001   2,429,581     185,320      64,222    2.37%    4,661,651   14.35%
 Apr-2001   2,612,043     172,423     104,358    4.19%    4,265,780   14.28%
 May-2001   2,341,553     158,558      68,048    2.97%    4,336,081   15.75%
 Jun-2001   2,235,635     146,128       8,140    0.39%    4,218,978   16.68%
 Jul-2001   2,091,419     134,261      20,939    1.08%    3,863,043   16.65%
 Aug-2001   2,080,192     123,159      39,443    2.24%    3,710,466   17.57%
 Sep-2001   1,981,783     112,116      50,210    3.15%    3,214,865   16.80%
 Oct-2001   1,693,108     101,596      34,970    2.41%    3,215,667   18.43%
 Nov-2001   1,737,123      92,609      (7,323)  -0.56%    3,095,364   19.70%
 Dec-2001   1,591,248      83,387      67,267    5.72%    2,801,725   19.85%

          ____________ ___________ ___________
  Totals   25,882,059   1,721,198     758,824

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.